SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2007

ACTIVE POWER, INC.

(Exact Name of Registrant as Specified in Its Charter)

000-30939

(Commission File Number)

Delaware	74-2961657
(State of Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

2128 W. Braker Lane, BK12, Austin, Texas	78758
(Address of Principal Executive Offices)	(Zip Code)

(512) 836-6464

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registration under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On February 2, 2007, Active Power, Inc. issued a press release reporting its preliminary results of operations for its fiscal quarter and year ended December 31, 2006. A copy of the press release is furnished herewith as Exhibit 99.1.

In accordance with General Instruction B.2 of Form 8-K, the information contained in this Current Report, including the exhibit attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference into any filing under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 1, 2007, Joseph F. Pinkerton, III resigned as a director and as Chairman of the Board of Directors of Active Power. Benjamin J. Scott was elected by the Board to succeed Mr. Pinkerton as Chairman. Mr. Scott will serve as Chairman in a non-executive capacity, in accordance with Section 4.11 of the Company’s newly adopted Second Amended & Restated Bylaws adopted on February 1, 2007. See Item 5.03. Mr. Pinkerton’s seat as a Class III Director shall remain vacant until such time as the Board desires to reduce the number of authorized directors or to fill such vacancy. Mr. Scott will receive $10,000 per year for his service as Chairman, replacing the $10,000 per year compensation he previously received for his service as “lead independent director”. As a result of the election of an independent director as Chairman of the Board, Mr. Scott’s designation as lead independent director no longer serves a significant corporate governance purpose at this time.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective February 1, 2007, the Board of Directors of Active Power amended and restated the Company’s Bylaws in order to effect, among other things, the following amendments:

•	Section 3.1 was revised to provide that the Board of Directors, in its sole discretion, may determine that meetings of stockholders shall not be held at any place, but may instead be held solely by means of remote communication. In furtherance thereof, Section 3.12 was revised to provide, among other things, that the Board of Directors, in its sole discretion, may permit stockholders to participate in a meeting of stockholders by means of remote communication and shall be deemed present in person and permitted to vote at such meeting.

2

•	Section 3.4 was revised to permit notice and waiver of notice of stockholder meetings by electronic transmission. Section 4.6 was revised to permit notice and waiver of notice of meetings of the Board of Directors by electronic transmission. Section 4.8 was revised to permit actions to be taken by the Board of Directors by electronic transmission.

•	Section 4.11 was revised to provide that Active Power shall elect a Chairman of the Board from its current directors, and that such Chairman shall not be deemed to be an officer of Active Power solely by virtue of appointment to such role.

•	Section 5.2 was revised to provide certain changes to update, clarify and streamline the hierarchy, titles and duties of the Company’s various executive officers.

The foregoing summary of amendments to the Bylaws of Active Power does not purport to be a complete description of such amendments. For a complete description of the amendments to the Bylaws of Active Power adopted by its Board of Directors, see Exhibit 3.2, which is incorporated by reference herein.

Item 8.01 Other Events.

As previously disclosed, the Company’s Board of Directors established a special committee consisting of independent directors to conduct an internal review relating to past stock option grants. The special committee is being assisted by outside legal counsel and accounting experts. The special committee has not yet completed its work or reached final conclusions. The special committee has, however, reached a preliminary conclusion that the actual date of determination for certain past stock option grants differed from the stated grant date for such awards, which would result in additional charges to the Company for stock-based compensation expenses. Any such charges would have the effect of increasing GAAP losses and retained deficit figures contained in the Company’s historical GAAP financial statements for prior periods. The special committee is continuing its investigation.

The Company has not yet concluded whether it is highly likely that the Company may need to restate its historical GAAP financial statements to take account of additional charges for stock-based compensation expenses or whether such charges are likely to be material. If the Company were to conclude that a restatement is required, the Company would file a new Form 8-K to state under Item 4.02 that the Company’s audited financial statements and related independent auditors’ reports for prior periods should no longer be relied upon. The Company does not believe that a restatement, if required, would have an impact on its historical revenues, cash position or non-stock option related operating expenses. Additionally, Active Power expects to incur significant legal and professional fees associated with the independent committee’s review.

3

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibit No.	Description
	3.2	Second Amended and Restated Bylaws of Active Power, Inc. as adopted February 1, 2007

	99.1	Press Release of Active Power, Inc. dated February 2, 2007

4

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 2, 2007	ACTIVE POWER, INC.

	By:	/s/ James A. Clishem
James A. Clishem
President and Chief Executive Officer

5

EXHIBIT INDEX

Exhibit No.	Description
3.2	Second Amended and Restated Bylaws of Active Power, Inc. as adopted February 1, 2007

99.1	Press Release of Active Power, Inc. dated February 2, 2007

6